NEWS RELEASE For Immediate Release (925) 328-4656	Contact: Pat Lawlor Vice President, Finance/Chief Financial Officer

GIGA-TRONICS NAMES NEW CHAIRMAN OF THE BOARD OF DIRECTORS

San Ramon, CA – (BUSINESS WIRE) – February 11, 2008 – Giga-tronics Incorporated (NASDAQ: GIGA) announced today that Garrett A. Garrettson has been appointed Chairman of the Board of Directors. George H. Bruns, Jr., who has served as Chairman since the Company began operations in 1980, will become Chairman Emeritus and continue to serve as a Director of the company.

“George has provided many years of invaluable guidance, leadership and inspiration to the development and continued success of Giga-tronics,” said John Regazzi, Chief Executive Officer. “We know he will continue to provide his insight and wisdom as a key member of the Board of Directors.”

Garrett Garrettson, who joined the Giga-tronics board of directors in November of 2005, is currently President of G.Garrettson Consulting LLC, providing management consulting to public and private companies. Until January 2008 Dr. Garrettson was President and CEO of Fresco Technologies, a private graphics company. From 2000 to 2004 Dr. Garrettson was President and CEO of Clairvoyante, a private company that develops and licenses critical technology to the flat panel display industry. From 1996 until 2002, he held the position of Chairman, and before that, President & CEO of Spectrian Corporation, a public company that developed, manufactured and sold wireless telecommunications infrastructure equipment and semiconductors. Before Spectrian he spent ten years in the data storage industry as President and CEO of Censtor Corporation, Vice President at Seagate Technology and Vice President at Control Data. He began his career as a Director at HP Laboratories after serving in the U.S. Navy as an officer and being an Assistant Professor of Physics at the Naval Postgraduate School. He was educated at Stanford in Engineering Physics, receiving his PhD in nuclear engineering. In addition to being a Director of Giga-tronics, he is a Director of Catalyst Semiconductor, Iridex, and GSI Group.

Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in both defense electronics and wireless telecommunications.

Giga-tronics is a publicly held Company, traded on the NASDAQ Capital (formerly Small Cap) Market under the symbol “GIGA”.

This press release contains forward-looking statements concerning profitability, backlog and shipments. Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellations or deferrals, disputes over performance and the ability to collect receivables. For further discussion, see Giga-tronics’ annual report on Form 10-KSB for the fiscal year ended March 31, 2007 Part I, under the heading “Certain Factors Which May Adversely Affect Future Operations or an Investment in Giga-tronics” and Part II, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.